Exhibit 107.1

Calculation of Filing Fee Tables

S-3
(Form Type)

Toyota Motor Credit Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Other	Debt Securities (Floating Rate Notes due 2025)	457(r)	50,000	$1,000	$50,000,000	.0001476	$7,380.00
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$50,000,000		$7,380.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$7,380.00

(1)       The maximum aggregate offering price relates to an additional $50,000,000 of securities offered and sold pursuant to this Pricing Supplement dated September 16, 2024 amending the Pricing Supplement dated September 12, 2024 to Registration Statement No. 333-276616.